EXHIBIT 10.8

LAND USE AGREEMENT

made and entered into at Kibbutz Sdot Yam on the 20th day of July 2011

Between:	CAESARSTONE SDOT YAM LTD.
Pvte. Co. 51-143950 of Kibbutz Sdot Yam
(hereinafter: “the Company”)
of the one part;

And:	SDOT YAM COOPERATIVE AGRICULTURAL SOCIETY LTD.
Pvte. Co. 57-0003509 of Kibbutz Sdot Yam
(hereinafter: “the Kibbutz”)
of the other part;

WHEREAS	The Kibbutz owns the rights in the Land (as defined below); and

WHEREAS	The Company conducts its business and operates a plant which is located on the Land (including storage areas); and

WHEREAS	The Company wishes to receive permission from the Kibbutz to use the Land for the period and on the conditions as set forth in this Agreement, and the Kibbutz agrees to grant the Company a license to use the Land as aforesaid, all subject to the terms and conditions of this Agreement;

Now therefore it is declared and agreed by the parties as follows:

1.	Preamble, appendices and definitions

1.1	The preamble to this Agreement and the appendices hereto constitute an integral part hereof.

1.2	Headings to clauses in this Agreement are solely for the ease of reading and no significance shall be accorded to them in the interpretation of this Agreement or any of the provisions hereof.

1.3	In this Agreement the following terms will have the meaning opposite them, unless otherwise expressly stated.

1.3.1	“The Buildings” — the Buildings which stand on the Land and constitute the Company’s plant and the installations thereof (including storage areas and offices), in accordance with the drawing attached to this Agreement as Appendix A.

1.3.2	“The index” — the Consumer Price Index, including fruit and vegetables, which is published by the Central Bureau of Statistics and/or any other index that may be specified by the Central Bureau of Statistics and may come in its stead and/or replace it.

1.3.3	“Purpose of the license” — the operation of the plant including everything connected therewith and required for the purpose, at present and in the future, in the Company’s discretion, for purposes of operating the plant, activities of the Company’s head office, the storage of raw materials and finished products and for offices, in accordance with the various types of uses in the division into areas and the existing buildings at the date of signing of this Agreement as described in Paragraph 5.2 of the appraisal attached to this Agreement as Appendix B and the drawing attached to this Agreement as Appendix A and the uses that will be possible by virtue of additional construction, if and to the extent that additional construction is performed in accordance with the provisions of Clause 7 of this Agreement.

1.3.4	“The plant” — the Company’s plant which at present engages in the development, manufacture, distribution and marketing of quartz surfaces; semi-precious stones and additional associated products, whether produced at present or as will be produced by the Company in the future.

1.3.5	“The Land” or “the License Areas” — areas possessing different features and uses, as described in the appraisal attached to this Agreement as Appendix B and as marked on the drawing attached to this Agreement as Appendix A, including the Buildings and everything else built thereon and permanently affixed thereto at the date of signing of this Agreement.

1.3.6	“Later Projects” — (a) the construction that was performed by the Company for enlarging the plant in a westerly direction for the benefit of the MBD project (“MBD”), (b) the establishment of a silos farm and the establishment of polyester still containment pallets (“Silos and Still Containment Pallets”), and (c) the establishment of a hothouse in the eastern area (“Hothouse”).

2.	Condition precedent

2.1	It is agreed between the parties that this Agreement is subject to the closing and completion of the public offering, as this term is defined below and will come into force only at the date of the closing and completion of the public offering, which will be deemed below: “Date of Fulfillment of the Condition Precedent”)

2.2	For the removal of doubt, it is clarified that until the time at which the Condition Precedent is fulfilled, this Agreement will be of no validity. If the Condition Precedent is not fulfilled on or before December 31, 2011, this Agreement will be deemed to be null and void in all respects as if it had never been signed.

2.3	“Completion of the public offering” for purposes of this Agreement will be deemed to be the date on which the Seller receives the first moneys that will be raised by it in an initial public offering of the Seller’s shares on a stock exchange in the USA (NASDAQ or NYSE).

3.	The license

3.1	Subject to all the terms and conditions of this Agreement, the Kibbutz hereby permits the Company to make use of the License Areas, including the Buildings, with the status of a licensee, during the license period and solely for the purpose of the license.

3.2	The Company undertakes not to use and not to allow the use of the License Areas (including the Buildings) or any part thereof, for any other purpose apart from the purpose of the license, except with the prior written consent of the Kibbutz. Included in this and without derogating from the generality of the foregoing, the Company undertakes not to alter the use made at the date of signing of this Agreement of any of the Buildings and/or the License Areas, unless such alteration is made in accordance with the planning and building laws, the leasehold agreements between the Kibbutz and the Israel Lands Administration and the Caesarea Development Corporation and the outline plans which apply to the Land.

3.3	Nothing contained in this Agreement shall be construed as creating a lease relationship between the parties, whether protected tenancy or unprotected tenancy. The Company’s rights pursuant to this Agreement in the License Areas (including the Buildings) are temporary rights of use only (during the license period as defined below), as described in this Agreement.

3.4

Without prejudice to the foregoing, for the removal of doubt it is clarified by the Kibbutz that the Land is an area which was vacated after 26th Av 5728 (August 20, 1968) of any tenant entitled to occupy it, and has not been leased under key money.

The licensee (including the Company) and/or a lessee have also not paid and will not pay the Kibbutz key money or any other payment likely to be construed as key money, including, and without derogating from the generality of the foregoing, in respect of works, alterations, improvements and/or enhancements which have been made or which may be made on the Land and in the Buildings prior to the License Period and/or during the course thereof.

The license to use which is granted under this Agreement shall not be protected by the Tenants Protection Law (Consolidated Version), 5732-1973 or pursuant to the remaining tenants protection laws and regulations and the aforesaid laws and regulations will not apply to the license, to the Company, to the Land and the Buildings and to this Agreement.

3.5	The Kibbutz will be solely responsible for compliance with all the provisions of the planning and building laws in the License Areas and for the purpose of the license, except in relation to the Later Projects. Likewise, the Kibbutz will be responsible for arranging and regulating all the rights, the licenses and the permits for the Company’s use of the License Areas for the purpose of the license, and included in this it will be responsible for the payments that will be demanded for such arrangement and regulation (including, without limitation, a betterment levy) and including all fines that may apply (apart from fines that may apply in relation to the Later Projects), if and to the extent that same apply, if any of the aforesaid rights, licenses and/or permits have not been arranged.

Without derogating from the generality of the foregoing, the Company hereby expressly and irrevocably waives in advance any monetary demand and/or claim (including, without limitation, compensation and indemnity for any pecuniary damage suffered by it) which it had and/or which it has and/or which it may have, to the extent that it had and/or has and/or will have such demand and/or claim against the Kibbutz, all in relation to any obstacle it may have in connection with use of the License Areas or any of them, during the entire License Period and subsequent thereto, as a result of the absence of any permit, license or right to make use of the License Areas (including the Buildings) for the purpose of the License.

3.6	Without derogating from the foregoing, the Company hereby expressly and irrevocably waives in advance any allegation and/or demand which it had and/or has and/or may have, to the extent that it had and/or has and/or may have same, throughout the entire License Period and subsequent thereto, in relation to any defect and/or blemish and/or non-conformity in the License Areas and/or the Buildings, except a latent defect and/or latent non-conformity. Nothing contained in this clause shall derogate from any allegation or demand of the Company, past, present and future, in connection with the obligations of the Kibbutz to it in relation to the License Areas and/or in connection with any other agreement between it and the Kibbutz.

4.	The License Period and the scope and extent of the License Areas

4.1

The License Period pursuant to the provisions of this Agreement is for a period of 20 (twenty) years, commencing from the 1st of the month following the Date of Fulfillment of the Condition Precedent (“the License Period”).

4.2	The License Areas will be fixed throughout the entire License Period and the Company will not be entitled to reduce same and/or to return any areas to the Kibbutz. The Company will be obliged to pay the full user fees as stated in this Agreement, for the full License Areas, even in a situation in which — for any reason whatsoever — it does not make any use of the areas of the License Period.

However it is agreed that the foregoing in this sub-clause will not apply to Area E (as described in Appendix A) in respect of which each of the two parties may cancel the license (or with respect to any part thereof) by way of prior written notice of one year. If the license is cancelled in respect of Area E (in relation to any part thereof) as aforesaid, the provisions of Clause 10 below shall apply, mutatis mutandis, to the area in relation to which the license has been cancelled. In addition, in the event that the license has been cancelled in relation to the aforesaid Area E (or any part thereof) — the User Fees which the Company will pay the Kibbutz will be reduced by an amount of NIS 3 per month for every sq.m. of Area E which is actually returned to the Kibbutz, commencing from the date the area is actually returned to the Kibbutz.

4.3

The Company undertakes not to assign and/or transfer its rights in the License Areas pursuant to this Agreement, or any portion thereof, in whole or in part, to another or to others, in any manner whatsoever; and not to make over and/or transfer and/or allow any use of any sort in the License Areas or in any part thereof (including the Buildings), to another or to others, in any manner whatsoever, including as a licensee, whether for consideration or otherwise — except in the manner stated in Clause 4.5 below. Notwithstanding the foregoing, the Company will be entitled to assign all its rights and obligations under this Agreement as a consequence of a merger of the Company with a third party (to that party into which it is merged) and/or a sale of most or all its assets (to that party to whom the assets are sold) — without the necessity for obtaining approval from the Kibbutz, subject to the condition that any such assignment will be conditional upon the assignee undertaking in writing to assume all the Company’s obligations under this Agreement. In addition, notwithstanding the foregoing, it is agreed that the grant of a license to use the License Areas or any part thereof (including the Buildings), to corporations under the control of the Company and/or which control the Company and/or which are controlled by the controlling shareholders in the Company (“Permitted Transferee”) will not require the Kibbutz’s approval, on condition that the Permitted Transferee has delivered a deed of undertaking to the Kibbutz in which it undertakes to fulfill all the obligations imposed on the Company pursuant to this Agreement, without this prejudicing the force and validity of the Company’s obligations to the Kibbutz (including payment of the user fees as stated in this Agreement) which shall remain in force, jointly and severally with the obligations of the Permitted Transferee as aforesaid.

4.4	The Company hereby further undertakes not to encumber and/or pledge its rights, in whole or in part, and/or to grant any other right to any third party in the License Areas, or in any part thereof, to another or to others, in any manner whatsoever, unless it has received the prior written consent thereto of the Kibbutz. Nothing contained in this clause shall derogate from the provisions of Clause 4.3 above.

4.5	Without derogating from the contents of Clauses 4.1 to 4.3 above and notwithstanding the contents of Clause 4.2, the Company will be entitled to refer to the Kibbutz in writing at any time with an application to return any areas forming part of the License Areas to the Kibbutz, coupled with mentioning the time at which the Company wishes to return such areas to the Kibbutz. The Kibbutz will be given a period of three months from the date of the Company’s referral in which to consider the application — and to give notice whether or not it agrees thereto, all in its full and sole discretion and without there being any obligation upon it to give reasons for its decision.

Should the Kibbutz decide within three months not to accede to such application by the Company for the return of areas forming part of the License Areas, or not to take any decision in relation to such application by the Company within three months, the Company will be entitled to look for another entity for the aforesaid area it offered to return to the Kibbutz, where the identity of such other entity shall be agreed by the Kibbutz and approved expressly and in writing, and to allow it the status of a sub-licensee in the aforesaid area — provided that the Company shall continue to be liable for all its obligations to the Kibbutz under this Agreement in respect of the aforesaid area (including and without derogating from the generality of the foregoing, full payment of the amounts it is obliged to pay the Kibbutz under this Agreement in connection with that area). Should the Kibbutz decide to accede to the Company’s aforesaid application, the license in respect of that area in relation to which the Company requested to cancel the license will be cancelled at the time specified in the Company’s application, and the provisions of Clause 10 below shall apply, mutatis mutandis, to the area in relation to which the license was cancelled.

4.6	In a case in which the Company requests the Kibbutz to place additional areas at its disposal — the Kibbutz will consider doing so (including the price asked for such additional areas and all the remaining conditions for placing same at the disposal of the Company).

5.	User fees

5.1	The Company undertakes to pay the Kibbutz for the use of the License Areas during the License Period, user fees as specified below, together with V.A.T. as prescribed by law according to the rate thereof at the time each payment is made, (“the User Fees”).

5.1.1	In respect of each month of the year 2011 that is included in the License Period — a sum of NIS 900,000 [nine hundred thousand] per month (which is NIS 10,800,000 [ten million eight hundred thousand] on an annual calculation). For the removal of doubt it is clarified that the aforesaid amounts with respect to the 2011 year will not bear linkage differentials to the index.

5.1.2	In respect of the 2012 year — a sum of NIS 1,050,000 [one million and fifty thousand] per month (which is NIS 12,600,000 [twelve million six hundred thousand] per annum). For the removal of doubt it is clarified that the aforesaid amounts with respect to the 2012 year will not bear linkage differentials to the index.

5.1.3	Commencing from January 1, 2013 and throughout the entire remainder of the License Period — a sum of NIS 1,075,000 [one million and seventy-five thousand] (which is NIS 12,900,000 [twelve million nine hundred thousand] per annum), plus linkage differentials to the index as described below, which are fair and reasonable user fees for the License Areas as determined by consent by two independent real estate appraisers who were engaged —one on behalf of Sdot Yam and the other on behalf of CaesarStone and as stated in the appraisal which is attached to this Agreement as Appendix B.

5.2	Commencing from January 1, 2013 (the first day of January 2013), the User Fees which will be payable by the Company will be revised upwards (only), once every six months (in other words commencing on January 1, 2013 and every six months thereafter), in the event of a rise in the Consumer Price Index, as against the basic index. At every such date, if it transpires that the new index (as defined below) is higher than the basic index (as defined below), the User Fees which the Company will pay to the Kibbutz commencing from that date onwards will increase by the percentage by which the new index has risen as against the basic index. For the removal of doubt it is clarified that a decrease in the index below the basic index will not entitle the Company to a reduction in the amount of the User Fees payable.

For purposes of the foregoing, “the basic index” means the index that was known on January 1, 2011 (the first day of January 2011); “the new index” means the index last published prior to the date of the calculation. For the removal of doubt it is clarified that it has been agreed between the parties that the User Fees in the years 2011 and 2012 will not bear linkage differentials to the index and that commencing from the first day of January 2013 onwards, the User Fees will be updated by the full rise in the index as from the first day of January 2011.

5.3

The User Fees will be paid by the Company to the Kibbutz as follows: up to the start of each year (“the Forthcoming Year”), CaesarStone will transfer 12 checks payable to payee only to Sdot Yam each of which in an amount equivalent to 1/12 of the User Fees as specified above for the Forthcoming Year, and the due date for payment of each check shall be the first of each calendar month in the Forthcoming Year. The abovementioned linkage differentials shall be paid not later than January 31 of each year in respect of the preceding year. Transfer of the checks as aforesaid to Sdot Yam will be deemed for all intents and purposes to be payment by the Company to the Kibbutz, except in a case in which the checks are not met upon presentation for payment. Notwithstanding the foregoing, the User Fees for the first calendar year of the License Period will be transferred to the Kibbutz by the Company in checks postdated to the 1st of each month starting from the commencement of the License Period immediately after the coming into force of this Agreement (and will be until the end of the first calendar year only).

5.4	Commencing from January 1, 2021, during every License Period (but not later than once every three years), the Kibbutz will be entitled to appoint a real estate appraiser (whose identity shall be agreed by the Company, and if his identity is not agreed within 30 days from the date the Kibbutz applied to the Company in writing, the Kibbutz will appoint the real estate appraiser out of the recommended list of real estate appraisers of Bank Leumi le-Israel B.M., as prevailing at that time) in order for him to assess the fair and reasonable User Fees for the License Areas. In the event that such real estate appraiser is appointed as aforesaid, the User Fees will be updated in accordance with the real estate appraiser’s decision.

5.5	In addition to the foregoing, in a case in which there is a substantial change in the scale and extent of the payments payable by the Kibbutz, as at the date of signing of this Agreement, to the Caesarea Development Corporation and/or to the Israel Lands Administration, with respect to Land (after the Kibbutz has made maximum efforts in the circumstances of the matter in order to avoid such a situation) — the Kibbutz will be entitled to appoint a real estate appraiser as referred to in Clause 5.4 above commencing from January 1, 2018.

5.6	Without derogating from and/or without prejudice to any remedy or relief available to the Kibbutz pursuant to this Agreement and/or according to any law, each payment of User Fees which is not paid on due date in accordance with Clause 5.3 shall bear penalty interest at the rate of interest prevailing for the time being at Bank Leumi le-Israel B.M. in respect of an exceeding of an approved credit framework in current business accounts, commencing from the elapse of 10 days from the date intended for the payment of each such payment and up to the date of actual payment thereof.

6.	Taxes and payments

6.1	All the taxes, fees, levies, payments and rates, governmental, municipal, local and/or other, which are imposed on lessees and/or users in relation to the License Areas and/or the Buildings and/or for the purpose of the license, as well as all the remaining payments which apply according to law to lessees and/or users, including and without derogating from the generality of the foregoing, payments of rates, local committee taxes, electricity, water, communications and so forth, which exist at the time of signing of this Agreement and/or which may be imposed in the future, shall be borne by the Company and shall be paid by it regularly and on due date — all on condition that this does not impose on the Company an additional obligation for payment in respect of services regulated pursuant to the Agreement for the Providing of Services and Division of Expenses between the Company and the Kibbutz which was signed on the date of signing of this Agreement.

6.2	On a demand by the Kibbutz, the Company shall furnish the Kibbutz with certificates and receipts indicating the making of all of the payments which the Company is liable to pay as aforesaid.

6.3	The Kibbutz will be entitled (but not obliged), to pay any amount the obligation for payment of which is imposed on the Company according to this Agreement and has not been paid by it within 30 days from the date on which such amount was supposed to be paid, provided that the Kibbutz shall give the Company written notice of its intention to make such payment at least 14 days in advance.

The Company shall refund to the Kibbutz any payment that may be paid by it as aforesaid, together with interest at the rate mentioned in Clause 5.6 above, reckoned from the date such amount was paid by the Kibbutz and up to the date of reimbursement thereof to the Kibbutz by the Company.

6.4	Subject to the provisions of Clause 7 below in regard to additional construction on the Land, the Kibbutz shall bear the payment of the taxes, fees, levies and any payments in relation to the License Areas, which apply to a land owner and/or long leasehold lessee, including, but without limitation, leasehold fees to the Lands Administration and payments to the Caesarea Development Corporation — whether existing at present or which may exist in the future, and it agrees that if a new tax and/or new fee and/or new levy and/or any other payment which by its nature applies to owners and/or leasehold lessees of land (“the New Tax”) should be imposed by the government and/or any authority or other body, then the Kibbutz will pay the New Tax.

7.	Additional building construction on the Land

7.1	In a case in which the Company wishes to carry out additional building construction and/or any other improvements in the License Areas (including the Buildings) (“the Additional Construction”), then the following will apply:

7.1.1	The Company will notify the Kibbutz in writing of its desire to carry out Additional Construction (in respect of industrial areas — construction to an envelope level only at customary standards, and in respect of offices — full building construction at normal and customary standards), and the objects and the scope and extent thereof.

7.1.2	Within a reasonable time the Kibbutz will take steps to obtain the necessary licenses and/or permits for purposes of performing such building construction.

7.1.3	In addition, subject to obtaining a building permit and any other approval and/or permit and/or license required according to law, the Kibbutz will, within a reasonable time and by coordination with the Company, perform the additional building construction out of moneys of a loan with which the Company will provide it according to market conditions (in an amount to cover the full Additional Construction — including the full planning costs that include the issue of the building permits and/or payment of levies and fees in respect thereof), the execution and the financial expenses during the period of construction) (“the Loan”).

7.1.4	Commencing from the date on which the areas of the Additional Construction are delivered to the Company, the User Fees which the Company will pay the Kibbutz shall increase by amounts that will be derived from the level of User Fees specified in this Agreement (and all the remaining contents of Clauses 5.1 to 5.4 above) in respect of the areas of the Additional Construction (“Additional User Fees for the Additional Construction”).

7.1.5	The Loan will be repaid by the Kibbutz solely by way of a full set-off against the Additional User Fees for the Additional Construction, and only against that, until the Loan has been repaid, including the full interest in respect thereof (or if at the date of termination of the License Period the full Loan has not yet been repaid, the balance of the Loan which has not yet been repaid will be fully discharged on the date of termination of the License Period). For the avoidance of doubt it is clarified that the User Fees specified in Clauses 5.1 to 5.4 above will under no circumstances be reduced, and the Company will not be entitled to set off any amounts against them, including on account of repayment of the amounts of the Loan it will provide to the Kibbutz as aforesaid for purposes of performing the Additional Construction.

7.2	In the event that the Company should wish to perform Additional Construction and/or any other improvements in the License Areas and/or in the Buildings, which are not for purposes of offices and/or are in excess of building construction at the level of an envelope with respect to industrial areas (“the Works”), including all other Works which do not lead to an increment in the User Fees or which are not required for purposes of regulating the existing use of the License Areas and/or the Buildings — the Works will be performed by the Company and at its expense after receipt of a building permit and any other approval and/or permit and/or license that is required according to law (and without derogating from the provisions of Clause 3.5 above), subject to the condition that same are in accordance with the Purpose of the License and without this in any way altering the actual User Fees which the Company will pay to the Kibbutz as stated in this Agreement.

7.3	The Company undertakes not to carry out and not to perform any alterations and/or repairs and/or enhancements and/or improvements and/or any constructional additions and/or demolition of buildings or part thereof and/or any other building construction work, of any sort whatsoever, in the License Areas, except in accordance with provisions of Clauses 7.1 and 7.2 above.

7.4	All the results of the Additional Construction and/or the Works (for the removal of doubt — all the repairs, enhancements, improvements, alterations and additions) which are permanently affixed to the Land will have the status of being the sole property of the Kibbutz, and the Company will not be entitled to dismantle and/or remove same from the License Areas at any stage, including after the end of the License Period, and it will not be entitled to any payment in respect thereof from the Kibbutz and/or to any reduction in the User Fees specified in this Agreement (apart from repayment of the loan, as mentioned in Clause 7.1.3 above, if and to the extent that it is provided).

7.5	Where any works have been performed contrary to the provisions of Clauses 7.1 or 7.2 above (“Prohibited Work”), then without derogating from the Kibbutz’s right to treat same as a material breach of this Agreement and without derogating from any other remedy available to the Kibbutz pursuant to this Agreement and/or according to any law, the Kibbutz will be entitled to demand from the Company to demolish the Prohibited Work and to restore the situation to its former condition (as applied prior to performance of the Works), and in such event the Company will be obliged to demolish the Prohibited Work and to perform all the repairs required in the License Areas that are necessary in order to return the License Areas to the Kibbutz in the condition they were prior to the Prohibited Works being performed.

8.	Use of the License Areas and maintenance thereof

8.1	The Company undertakes to allow the authorized entity on behalf of the Kibbutz, about whom the Kibbutz will notify the Company in writing and/or the legal representatives of the Kibbutz, to enter upon the License Areas (including the Buildings) at any reasonable time, by prior arrangement with the Company, in order to inspect and examine the state of the License Areas and the conformance of the activities in the License Areas to the purpose of the license.

8.2	Subject to the provisions of Clause 3.5 above, the Company is responsible for the fulfillment and performance of any law, regulation, order or bylaw, in connection with the License Areas (including the Buildings).

8.3	The Company undertakes to do its best in order to prevent any eyesore and/or nuisance and/or damage and/or inconvenience being created as a result of the use of the License Areas (including the Buildings) for persons who are on the Kibbutz and/or to any of their property (apart from inconvenience, eyesore and/or nuisance caused by virtue of the activities of the Company’s plant, which are at standards that are substantially similar to the standards applied at the Company’s plant in the Bar-Lev Industrial Zone and subject to the differences which currently exist as between the plants). Included in this and without derogating from the foregoing, the Company undertakes, subject to the character of the activities in the plant, to meticulously maintain the cleanliness of the License Areas and their immediate surrounds.

8.4	The Company undertakes to use only the access roads to the License Areas for vehicles and cartage vehicles and at the places designated for this, and not to use vehicles, motorized or other, which might damage the access roads to the License Areas and to the parking areas.

8.5	The Company will be fully and exclusively responsible to all the governmental, municipal and local institutions and authorities and to any other competent authorities, and also to the Kibbutz, for the payment of all the fines and/or the compensation resulting from non-compliance with the provisions of this Clause 8.

9.	Licensing and licenses

9.1	Subject to what is stated in Clause 3.5 above, the Company declares that it is conversant with the conditions required for purposes of obtaining the licenses and permits that are necessary according to any law and from all the governmental, municipal, and local institutions and authorities, and any other competent authority, for operating its business in the License Areas — and it hereby undertakes to obtain any license required by it and to see to it that its business is conducted throughout the entire License Period in conformity with any license and permit required by any relevant authority. The Company shall at its expense bear all the payments required for obtaining the abovementioned licenses and permits.

9.2	Subject to what is stated in Clause 3.5 above, if any competent authority should make the issue of a license and/or permit for operating the plant in the License Areas conditional upon the performing of works within the Buildings, the Company will be obliged to do so at its expense and in this regard the provisions of Clause 7 will apply, mutatis mutandis.

9.3	Subject to what is stated in Clause 3.5 above, it is hereby agreed that the Kibbutz is not responsible to the Company for obtaining any licenses or permits from the competent authorities that are necessary in connection with the operation of the Company’s business in the License Areas, but, at the Company’s request, the Kibbutz will do everything it can in order to assist the Company in obtaining such approvals or licenses, in return for an appropriate payment.

10.	The Later Projects

In relation to the Later Projects the following provisions will apply and in the event of a conflict between them and any of the provisions of this Agreement, the provisions of this Clause 10 will take precedence and will prevail:

10.1	MBD — the provisions of Clause 7.1 above (including an increase of the User Fees and a setoff of the construction and licensing costs against the increment in the User Fees) will apply to the construction of the MBD, including everything connected with the obtaining of all the permits connected with and/or required for such construction.

10.2	Silos and Still Containment Pallets — the construction of the Silos and Still Containment Pallets, including everything connected with obtaining all the permits connected with and/or required for purposes of such construction, shall be governed by the provisions of Clause 7.2 above (including payments that may be demanded, if demanded, in order to obtain a permit for exceptional use in these areas, and which shall be borne by the Company without setoff against the User Fees, but excluding payment of a betterment levy, if same should apply, which shall be borne by the Kibbutz, shall be paid by the Company and setoff against the User Fees fixed in this Agreement).

10.3

Hothouses — the Company will be entitled at any time during the License Period, to dismantle the hothouses. Where the Company has in practice dismantled the hothouses (and has not built any construction in place thereof), the User Fees stipulated in this Agreement shall be reduced by an amount which reflects the difference between fair and reasonable user fees for the area of the hothouses as against fair and proper user fees for an open area — in respect of the area of the hothouses.

11.	Liability and insurance

11.1	The Kibbutz, including any of its members and residents, any of the office-bearers in the Kibbutz and anyone acting on behalf of or for the Kibbutz (collectively: “the Kibbutz Individuals”), will not be responsible in any way and vis-à-vis any party, for any bodily damage and/or damage to property and/or loss and/or expense of whatsoever nature, which may be incurred by the Company and/or any of the officers therein and/or any of its employees and/or anyone engaged by it (including Kibbutz members whom the Kibbutz places at the disposal of the Company in accordance with the provisions of the manpower agreement between the Kibbutz and the Company) and/or any of its agents and/or any of its customers and/or any of its visitors and/or any other person who may for any reason be in the License Areas (including the Buildings), in respect of anything connected with and/or relating to and/or arising from the permission for use which is granted to the Company under this Agreement and/or due to any use that may actually be made by any entity in the License Areas (including the Buildings), except in respect of a malicious act or negligence on the part of the Kibbutz and/or any of the Kibbutz Individuals (in their activities other than as Kibbutz appointees pursuant to the Manpower Agreement between the Kibbutz and the Company, which was signed at the time of signing of this Agreement, in relation to which the aforesaid manpower agreement shall apply) and/or in respect of a breach of this Agreement by the Kibbutz .

11.2

The Company undertakes to compensate the Kibbutz and to hold it harmless, including any of the Kibbutz Individuals (“the Indemnified Persons”) by way of full compensation and indemnity, for any amount any of the Indemnified Persons may be ordered to pay pursuant to a final judgment (including costs of the suit and also including reasonable attorney’s fees that any of the Indemnified Persons may be required to incur) and in respect of any liability imposed on any of the Indemnified Persons due to any matter or thing that is under the Company’s responsibility according to any law and/or in respect of liability that may be imposed on any of the Indemnified Persons by virtue of any bodily damage and/or damage to property and/or loss and/or expense that was sustained by any entity, including the Kibbutz and/or any of the Kibbutz Individuals and/or the Company and/or any of the officers therein and/or any of its employees and/or any of those engaged by it (including Kibbutz members whom the Kibbutz places at the Company’s disposal in accordance with the provisions of the manpower agreement between the Kibbutz and the Company) and/or any of its agents and/or any of its customers and/or any of its visitors and/or any other person who may for any reason be in the License Areas (including the Buildings) during the License Period, except in respect of a malicious act or omission on the part of the Kibbutz and/or any of the Kibbutz Individuals and/or in respect of a breach of this Agreement by the Kibbutz. The indemnity under this clause is subject to the Kibbutz delivering to the Company, shortly after the receipt thereof, the demand and/or the claim that may be filed, and that it enables the Company to conduct the defense against any such claim, including through attorneys on its behalf (and at the Company’s expense), and that it shall fully cooperate with it and will not compromise and/or conduct negotiations towards a compromise without obtaining the Company’s prior written consent.

11.3	Without derogating in any way from anything in the foregoing, the Company undertakes to purchase from a recognized insurance company having a good reputation in Israel and to maintain throughout the entire License Period , insurance policies for itself and any third party, including insurance of the Buildings and the contents of the Buildings at their full replacement value, against the normal risks in extended fire insurance, as well as liability insurance according to law for accidental physical damage (“the Insurance Policy”) to such extent of cover (per event and per period), and on such conditions that will not be materially inferior to the terms and conditions of the Company’s existing insurance policies at the date of signing of this Agreement, and which are attached to this Agreement as Appendix C. The Company undertakes to pay the full premiums in connection with the Insurance Policy on time and according to due date and to fully comply with all the remaining terms and conditions of the Insurance Policy.

11.4	The Kibbutz, including any of the Kibbutz Individuals, will be included as additional insureds in the Policy for the Building (subject to the condition that the insurance compensation under the Policy for the Building, in a case that an insurance event has occurred, will be paid to the Company and will serve solely for reconstruction and rehabilitation of the Building), and in the Company’s third party policy. An express condition shall also be included in the insurance policy pursuant to which the insurer is not entitled to cancel the policies and/or to reduce the extent of cover under them and/or not to renew same, unless the insurer has notified the Kibbutz by registered mail of its intention to do so at least 60 days in advance. The insurance policy shall also include an express clause regarding a waiver by the insurer of its right of subrogation against the Kibbutz, including any of its members and residents and any of the office-bearers in the Kibbutz.

11.5	The Company shall send a copy of all the insurance policies for inspection and perusal by the Kibbutz.

11.6	For the removal of doubt it is clarified that nothing in the foregoing in regard to the insurance policies has the effect of in any way eliminating and/or reducing the Company’s responsibility and its liability as set forth in this Clause 10 and/or of imposing any obligation and/or responsibility on the Kibbutz in a case in which the insurance policies are insufficient to cover the damage that is supposed to be covered by the insurance policy, or in the event that it should become apparent that certain damage is not covered under the insurance policy.

12.	Vacation

12.1

At the end of the License Period or in a case in which the license should terminate before the end of the License Period for any reason (“the Date of Vacation”), the Company undertakes to return the License Areas to the Kibbutz (including the Buildings), where same are completely empty and vacant of any person and article which is not permanently affixed to the Land, and where the envelope of the Buildings is in good condition, apart from wear and tear arising from reasonable use. For the removal of doubt it is clarified that notwithstanding the foregoing, means of production, assets and installations which are connected to the Buildings and which are not permanently affixed to the Land, shall remain the Company’s property and shall be taken away by it.

12.2	Vacation of the License Areas and the Date of Vacation constitute fundamental terms and conditions of this Agreement. If any License Areas or any part thereof are not in good order and condition at the Date of Vacation, excluding reasonable wear and tear, the Kibbutz may, after having given the Company written notice at least 10 days in advance in which the Company fails to repair the damage and/or the fault and/or the breakdown, repair any damage and/or fault and/or breakdown at the Company’s expense, and the Company shall refund to the Kibbutz any reasonable amount it has incurred for this purpose.

12.3	If the Company has not vacated the License Areas or any part thereof on the Date of Vacation, then without prejudice to alternative and/or additional remedies available to the Kibbutz according to the provisions of this Agreement and/or according to any law, the Company shall pay the Kibbutz agreed damages to an extent of twice the User Fees specified in this Agreement in respect of each day of default in vacation, commencing from the Date of Vacation specified in this Agreement and up to the date of actual vacation — without the Kibbutz required to prove damage and/or loss of anticipated profits due to non-vacation of the License Areas on due date. The aforesaid amount is assessed in advance by the parties, at the time of signing of this Agreement, as being fair and reasonable and fixed compensation in respect of a default in vacating the License Areas. For the removal of doubt it is clarified that payment of the aforesaid compensation does not and will not constitute consent to an extension of the License Period and/or as permission to the Company being late in vacating the License Areas.

13.	Remedies for breaches

13.1	Without derogating from what is contained further on in this clause and from the specific remedies appearing in this Agreement and in addition to the foregoing, the provisions of the Contracts Law (Remedies for Breach of Contract), 5731-1971 will apply to a breach of this Agreement.

13.2	The parties declare that any breach of any of the provisions of this Agreement which is not rectified notwithstanding notice of 30 days calling for the rectification thereof, will be deemed to be a material breach of this Agreement.

14.	General

14.1	It is hereby expressly declared and agreed that the Company will not be deemed to have breached the Agreement or as being a party who has not fulfilled any of the conditions hereof, if it is not possible to make use of the License Areas, for the Purpose of the License, as a consequence of “force majeure” over which the Company has no control. “Force majeure” for purposes of the foregoing shall include, inter alia, natural disasters, weather damage and a state of emergency from the security aspect, and a final and unappealable decision of a competent judicial authority prohibiting use of any area of the License Areas for the purpose of the License — in relation to such area only.

14.2	The Company undertakes that at its expense it will finance the cost of performing all the works required for altering the access road to the Kibbutz, including everything entailed therein and arising therefrom, with the objective of separating between the entrance to the Kibbutz and the entrance to the plant — all up to an amount of NIS 3.3 million plus V.A.T. The access road project will be managed by the Kibbutz until the completion thereof, on a basis that an inspector who shall be appointed by the Company shall be added to the management team.

14.3	In accordance with an agreement between the Company and the Kibbutz, the Company will pay a sum of NIS 200,000 plus V.A.T. in respect of asphalt paving in the area for storage of gondolas which was performed on a requisition by the Kibbutz, and this amount will be setoff in 48 equal monthly payments against monthly payments of the User Fees which the Company will pay to the Kibbutz in accordance with the provisions of this Agreement, commencing from January 1, 2013 and until December 31, 2016.

14.4	The Company undertakes that during the License Period a production line (quartz slabs) which currently exists at the plant (the Company’s plant at the Kibbutz) will not be closed down, unless all the Company’s other production lines in Israel are closed down prior thereto. It is further agreed that the Company’s head office will remain at the Kibbutz during the License Period.

14.5	This Agreement shall be binding on the parties and on their successors-in-title.

14.6	This Agreement is not intended to confer rights on any third parties, except with respect to the Kibbutz Individuals as expressly mentioned in Clause 10 above, unless otherwise expressly stated.

14.7	This Agreement contains and expresses all the terms and conditions that have been agreed between the parties. No promises, consents, agreements, undertakings or representations, verbal or in writing, in regard to the subject matter of this Agreement, which were given or made by either of the parties prior to this Agreement being entered into, will be of any validity, and as from the date of signing of this Agreement will be deemed to be null and void in all respects. In addition and without derogating from the generality of the foregoing, it is hereby agreed between the parties that the existing license agreement that was signed between the parties on January 1, 2001, including any addendum thereto, will terminate on the Date of Fulfillment of the Condition Precedent. It is further agreed, without derogating from the generality of the foregoing, that the Company hereby expressly and irrevocably waives its demand to receive any refund of money from the Kibbutz in respect of investments and/or building construction and/or improvements which the Company has made at its expense in the License Areas prior to the date of signing of this License Agreement, including as stated in Appendix D which is attached to this Agreement, and that the Kibbutz confirms that it does not have and/or that it waives any financial demands against the Company that are connected with the license agreement that was signed between the parties on January 1, 2001. For the removal of doubt it is clarified that nothing in the foregoing shall have the effect of altering any of the provisions of this Agreement.

14.8	No alteration, amendment or addition to this Agreement shall be of any validity unless drawn up in writing under the signature of all the parties.

14.9	Failure to take action in a case or cases of a breach or breaches will not be deemed to be acquiescence to or a waiver of any of the rights of the parties to this Agreement, and no like inference shall be drawn therefrom in regard to similar instances or in regard to other instances.

14.10	No waiver, extension of time, indulgence or failure to exercise a right under this Agreement will be of any force and validity, unless drawn up in an express and signed document, and even in such case shall apply only to the instance specifically mentioned in such document and shall not derogate from other rights of any party pursuant to this Agreement.

14.11	This Agreement and the performance hereof by the parties shall be determined, interpreted and regulated according to the laws of the State of Israel. The competent courts in Tel Aviv and they alone will have exclusive jurisdiction in regard to any disputes connected with this Agreement.

15.	Addresses and notices

The addresses of the parties are as set forth at the head of this Agreement (or any other address that may be given by one of the parties in writing to the other parties). Any notice sent by any party to another according to the aforesaid addresses shall be deemed to have been received by the addressee: (a) if sent by registered mail — three (3) business days after the day of posting; (b) if sent by facsimile or by e-mail, one business day after the transmission, provided that the sending party has confirmation of the notice having been transmitted to the addressee.

In witness whereof the parties have hereunto signed:

Sdot Yam Agricultural Cooperative Society Ltd.	CaesarStone Sdot Yam Ltd.

By	By

And	And

APPENDICES

Appendix A — Drawing of the Land

Appendix B — Opinions of Chartered Real Estate Appraisers

Appendix C — The Insurance Policies

Appendix D — The Company’s Investments in the License Areas prior to the Date of

Signing of this Agreement

APPENDIX A

(Drawing of the Land)

APPENDIX B

Z.C. Measurements & Engineering Ltd.
Property Appraisal; Measurements and Civic Engineering	Urban Economic Management & Consulting Ltd.

October 5, 2010

Expert Opinion

Estimate of the Fair Rental

Part of Blocks 10636, 10637, 10638

Land of the CaesarStone Plant

Kibbutz Sdot Yam

59 Herbert Samuel Street, Hadera 38362,	67 Yigal Alon Street, Tel Aviv 67443, Toyota House,
tel. 04-6249578, Fax 04-6342218	Building B
13 Ben-Gurion Street, Herzlia 46785,	Tel. 03-5611444, Fax 03-5628866,
tel. 09-9543385, Fax 09-9543386	e-mail: erez@zc-eng.co.il
e-mail: brillis@bezeqint.net

1

Contents

		Page

	Details of experts

1	Purpose of opinion	5

2	Date of visit to property	5

3	Effective date of opinion	5

4	Details of property	5

5	Description of environs and property	6

6	Property rights	7

7	Planning situation and permits	8

8	Principles applied in opinion	9

9	Factors and considerations leading to opinion	10

10	Appraisal	10

2

Details of the education of Mr. Yitzak Bril:

1.	B.A. in Economics and Business Administration from Haifa University

2.	Graduate of the P.P.B. program in Financing and Accounting, New York University.

3.	Graduate of Real Estate Appraisal and Property Management the Technion, Israel Institute of Technology.

4.	Certified Real Estate Appraiser.

My experience:

1.	Cash flow manager, INTECH, USA.

2.	Deputy CFO, Ramla Municipality.

3.	Ministry of Justice — Real Estate Appraisal Division.

4.	Owner of a private office dealing with Urban Economic subjects and Real Estate Appraisal.

Planning and Building Committees and other professional occupations:

1.	Included in the experts list of the Haifa District Court.

2.	Appraiser of the Local Hadera Planning and Building Committee and of the Gezer Regional Committee.

3.	Deciding appraiser of the Haifa Planning and Building Local Committee.

4.	Member of the Accounting Standardization Committee of the Israeli Real Estate Appraisers Association.

5.	Deciding appraiser on behalf of the Central Region Appeals Committee.

Details of the experience and education of Mr. Erez Cohen:

2008 -	Chairman, Israeli Real Estate Appraisers Association. L.L.B degree, Ono Academic Campus.

2005 -	Deputy Chairman, the Appraisers Chamber.

2004 -	Law studies, Kiryat Ono Academic Campus.

2003 -	Examiner in practical appraisal tests on behalf of the Ministry of Justice.

2002 -	Chairman, Continuing Education Committee of the Israeli Real Estate Appraisers Association; member of the Association s Committee.

2000 -	Graduate, Expert Witnesses course.

1999 -	Graduate, Arbitration and Mediation course.

1996 -	Studies towards Masters Degree — Urban Studies at the Department of Geography, the Hebrew University, Jerusalem.

1993 -	Real Estate trainee, on real estate appraisals of large companies — Mashav, Nesher, Amot Clal, etc.

1993 -	Real Estate Appraisers license no. 324, dated April 24, 1993.

1990 -	B.A. Tel Aviv University, Department of Geography and Political Science. Graduate of a course of Real Estate Appraisal and Property Management at the Tel Aviv branch of the Haifa Technion.

In the course of work I draw up appraisals of considerable scope, and also advise the following organizations:

•	Consultant to the Nesher Cement Company.

•	Consultant to the APAX Fund on the acquisitions of Bezeq and Tnuva.

•	Consultant to Clal Industries.

•	Preparation of appraisals as expert on behalf of the courts.

•	Consultant to the Eilat Municipality on property improvement, following urban construction plans and registration.

3

Membership of organizations:

1.	Member of the Israeli Real Estate Appraisers Association.

2.	Member of the Commercial and Industrial Club.

3.	Founding subscriber of the “Hapoel Katamon Jerusalem” football team.

•	Consultant to Isrotel Hotels.

•	Preparation of appraisals for financial reports in accordance with IFRS accounting standards.

4

re: Estimate of the Fair rental

Part of Blocks 10636, 10637, 10638, Compound of the Works of CaesarStone, Kibbutz Sdot Yam

1.	Purpose of this opinion:

We the undersigned were requested by Mr. Gili Amir, General Manager of real estate at Kibbutz Sdot Yam and by Mr. Eyal Attia, representative of the company Tenne Investment Management F.E. Ltd., CaesarStone Sdot Yam Ltd., to present our professional opinion on the subject of the value of the fair rental of the compound of the CaesarStone plant, according to a License Agreement dated January 1, 2010.

We declare that there is no interdependence whatever between the Kibbutz Sdot Yam and CaesarStone Sdot Yam Ltd., Tenne Investment Management F.E. Ltd. and ourselves concerning anything required for preparing this opinion.

For the purpose of estimating the fair rentals:

•	We examined the real estate documents of the property which were furnished by the parties requisitioning the opinion.

•	We checked out the plans applicable to the location at the offices of the local “Hof Hacarmel” Local Planning and Building Committee.

•	We prepared a review of the value of the fair rentals, in the course of making the relevant adjustments.

2.	Date of visit to the property:

Several visits were made during May-July 2010 by Mr. Yitzhak Bril and Mr. Erez Cohen — Real Estate Appraisers.

3.	Effective date of the opinion:

January 1, 2010 — date of termination of contract according to the Agreement.

4.	Details of the property:

Settlement :	Kibbutz Sdot Yam
Registration details:	Part of Blocks 10636, 10637, 10638.
Property classification:	Real estate of the CaesarStone plant.

5

5.	Description of the environs and of the property:

5.1	The environs:

5.1.1	Kibbutz Sdot Yam was founded in its present location in 1940.

5.1.2	The kibbutz is located near Caesarea, south of ancient Caesarea and about 2 km north of the Orot Rabin Power Station at the city of Hadera.

5.1.3	The CaesarStone plant is located west of the entrance to Kibbutz Sdot Yam and on the east of the entrance road.

5.2	Description of the property and of the works:

The CaesarStone company was founded in 1987 at Kibbutz Sdot Yam, near the remains of the ancient Roman town of Caesarea.

The company manufactures high-quality quartz slabs having various uses and applications.

The land in question serves the CaesarStone company within the confines of Kibbutz Sdot Yam. The plant is located in the northern part of Kibbutz Sdot Yam, close to the entrance to the kibbutz.

The area concerned is part of Blocks 10636, 10637, 10638.

The property concerned is of plain topography and has an irregular shape.

There are several areas used by the CaesarStone plant.

Description of the works areas, listing the area in sq.m. and its uses: -

(According to a chart dated November 19, 2009, carried out by HETZ HATSAFON and according to visual inspection):

	Area B	Area C	Area D	Area E
	(Ancillary buildings)	(western)	(eastern)	(eastern, open)	Total
Undeveloped open area				10,583	10,583
Developed area with infrastructures	22,599	27,985	9,426		60,010
Hothouses for raw material storage	3,851				3,851
Built-up area, industrial use		1,025	16,269	5,738	23,032
Built-up area, office use	884	1,894	158		2,936
Cumulative total	27,334	30,904	25,853	16,321	100,412

6

6.	Property rights:

Property rights in the works areas do not uniformly apply to the entire area, due to different legal status of the various parts as listed below:

6.1	An area of about 11,300 sq.m. out of the total works areas forms a part of the areas leased to the Kibbutz by the Caesarea Development Corporation. According to an agreement dated October 19, 1964 between the Caesarea Development Corporation and Kibbutz Sdot Yam, a kibbutz of the Hanoar Haoved Movement for Agricultural Settlement Ltd., the Caesarea Development Corporation Ltd. undertakes to register for the benefit of the kibbutz rights of sub-leasehold concerning grounds now held by the kibbutz. According to this agreement, the area was leased to the kibbutz under a sub-leasehold for 49 years starting October 1, 1953 until September 20, 2002, whereby on May 8, 2001 the kibbutz utilized the option it had for an additional period of 35 years. The designated use of the area was established as “for economic purposes of the kibbutz” and as detailed under the purpose of the lease stated in the 1953 agreement — “in order to set up residential buildings and other buildings required for economic purposes of the kibbutz and manufacturing works...” (i.e. “industry”). Despite what is stated in the agreement, the deeds of leasehold were never signed and hence the rights of the kibbutz to this area have not been registered in the Land Registry.

6.2	Concerning an area of 10,750 sq.m. out of the total works areas, a separate lease agreement was signed with the Israel Lands Administration, dated July 7, 1978. According to this agreement, the kibbutz received a lease right to that area for the purpose of operating “a paving workshop” for a period of 49 years (from April 1962 up to the end of March 2011) with an option of an extension for 49 additional years.

6.3	With respect to an area of about 13,550 sq.m. out of the total areas of the plant, no special agreement has been signed with the Lands Administration, so that it supposedly should come under the renewable three-year agreement which the kibbutz has with the Lands Administration, covering all grounds leased to the kibbutz by the Lands Administration. However, clause 2(A) of this agreement states that “this contract does not apply to areas used for industry...”, and therefore the said agreement does not apply to this area.

6.4	It transpires that the subject of the rights of the kibbutz to this area has not yet been defined and there is as yet no specific agreement with the Lands Administration relating to this part of the works areas, so as to define and clarify the rights of the kibbutz to this area. However, it should be noted that the signature of the Land Administration on the plans listed in Paragraph 7 as owners of the land, expresses an agreement to the designation of the area and its use for industrial purposes, as stated in these plans.

6.5	Currently the kibbutz is taking action to sign a long leasehold contract with the Lands Administration, which will also cover the land mentioned above in sub-Paragraph 6.3, and which will include an agreement of the designation of rights to these areas.

7

7.	Planning situation[1]:

7.1	Planning status:

The property concerned is subject, among other matters, to the following plans:

7.1.1	Plan HC/25, published and validated in the Official Gazette 3240 on August 22, 1985.

According to this plan, the plot is classified as “economic structures” with the following construction directives:

Permitted construction percentage : 25%

No. stories : 2

7.1.2	Plan MSH/39, published and validated in the Official Gazette 3409 dated December 18, 1996.

Purpose of the plan:

a.	Registration of lands belonging to the Kibbutz Sdot Yam in the Land Registry according to the chart.

b.	Cancellation and consolidation of existing blocks and parcels and the fresh sub-division thereof in accordance with the existing situation and future developments.

c.	Establishment of goals and zones.

d.	Cancellation of existing roads and outlining new roads.

e.	Cancellation of designated areas.

f.	Cancellation of the provisions of former plans in everything concerning the division of the area for registration purposes. According to this plan the plot is classified as “kibbutz buildings”.

Kibbutz buildings — the area marked as designated for kibbutz buildings may be used for any of the following purposes in accordance with a detailed plan: cowsheds, milking parlor, barn, chicken coops, silo pits, warehouses, carpentry workshop, metal workshop, garage, shed, workshop and storage buildings as well as other structures and facilities for the housing of animals, preparation of animal feed, a generator and a fueling station for the purposes of this settlement only.

[1]

The information in this chapter is based, inter alia, on planning information and urban construction plans as provided by the engineering department of the Hof Hacarmel Local Planning and Building Committee. The abovementioned building rights are based on an understanding and reasonable interpretation of the urban construction plans at the date of this opinion and they do not obligate the local planning and building committee. For the removal of doubt, it should be clarified that only after submitting an application for a building permit and after receiving the approval of the local planning and building committee will the building rights be established.

8

8.	Principles applied in the opinion:

There are three possible approaches for estimating the fair rental for a real estate property:

a.	The market value approach.

b.	The cost approach.

c.	The income capitalization approach.

Under various market conditions each of these approaches could yield a different result. Under optimum market conditions applying each of the aforesaid approaches will yield closely similar results.

a.	The Market Value Approach[2] — [3]

This approach is based on an estimate of the fair rental for the appraised property, based on transactions in other properties which resemble it in location, character, level of risk involved and their marketability. The final appraisal is carried out by using the relevant comparative coefficients of the property concerned as against the benchmark transactions.

b.	The Cost Approach —

The value of the property is appraised based on the expected cost of erecting another property which is similar to the appraised property. This means that the value obtained from this approach is the sum of the value of the land corresponding to its price on the free market, had it been empty and vacant in accordance with its zoning or its existing level of exploitation, plus the cost of re-erecting the structure and the entrepreneurial profit, i.e. the evaluation of the real estate value and derivation of the fair rental.

c.	The Income Capitalization Approach —

The market value of the appraised property is estimated by capitalization of the income obtained, or which might be obtained from it over time, reflecting the fair rental.

The capitalization operation is carried out using an interest rate determined in accordance with the character of the property, the risk level involved in the current revenue and other factors.

In order to evaluate the appropriate use rates of the CaesarStone plant area, we used the Market Value approach as well as the Income Capitalization approach.

[2]

Civil Appeal 161/79 – Minister of Finance v. Herbert Zilberstein, in the Supreme Court sitting as a Court of Civil Appeals. Civil Appeal 323/85 – State of Israel v. Avraham Eliahu Mizrahi, in the Supreme Court sitting as a Court of Civil Appeals.

[3]	The Appraisal of Real Estate, 11th edition.

9

9.	Factors and considerations leading to the opinion:

In estimating the fair rentals, we took account among other matters of the following factors and considerations:

9.1	Location of the kibbutz in the general fabric of the region and the level of environmental development existing in it.

9.2	The area of the property, its shape, its height and its location within the kibbutz.

9.3	Adjustment for the number of separate areas, their size and location.

9.4	We took account of the fact that access to the property is from the kibbutz premises.

9.5	The evaluation of industrial areas is based on a coefficient of 30% of the gross areas, including roads and passages, which are deducted from the open areas used by the plant.

9.6	We took account of the fact that all the buildings were constructed under permit.

9.7	The planning situation of the property — see details in the chapter “Planning Situation”.

9.8	The state of the rights to the property.

9.9	The rentals take account of the size of the leased areas.

9.10	We took account of the various uses in the plant areas.

9.11	We made reference and compared prices regarding the fair rentals, both with properties in the near neighborhood and with alternative properties in nearby industrial zones, applying the relevant adjustments.

9.12	The effective date of this opinion is January 1, 2010.

10.	Appraisal[4]:

10.1	In light of the foregoing, the estimate of the appropriate value of the annual rent for the CaesarStone plant, as of the effective date of this opinion is the following:

NIS 12,900,000 (twelve million nine hundred thousand new shekels).

[4]	Verba Volant, scripta manent

10

10.2	It should be noted that according to the contract of January 1, 2001 it was stated: “User fees will be linked to the rate of the dollar, whereby the basic dollar rate will be that known on the date of signing of this agreement (April 2004). It is agreed that if when the time comes to make any payment the dollar rate is lower than the basic dollar rate, then payment will be effected according to the basic dollar rate”.

10.3	Notwithstanding the foregoing in the sub-paragraph 10.2 above, it was agreed by the parties that the rent will be linked to the Consumer Price Index as published by the Central Bureau of Statistics.

We declare that we have no interest in the property and that this appraisal was drawn up according to our best professional understanding and the information submitted to us.

Yours truly,	Yours truly,
( — )	( — )
Yitzhak Bril	Erez Cohen
Economist & Real Estate Appraiser	Real Estate Appraiser

[stamps]

11

APPENDIX C

BITUACH HAKLAI

CENTRAL COOPERATIVE SOCIETY LTD. 941204 CaesarStone and/or Marble	Copy for insured

SCHEDULE CONSTITUTING AN INTEGRAL PART OF AN ALL-RISKS INSURANCE POLICY — INDUSTRY

		US dollar
Branch: 20 Policy: 92412041/10 Endorsements: 0	Net premium	356,196.00
	Registration fees	.00
Name of insured:	Policy fees	.00
Even Kesar and/or as stated below: CAESARSTONE	Levies	.00
Address: D.N. Menashe 38805		.00
Kibbutz Sdot Yam Postal Code: 38805
Insurance period: from April 1, 2010 at: 00:01
until September 30, 2011 at: 24:00

I.D. /Priv. Co.:	Total for payment	356,196.00

For the policy owner’s attention:

The details mentioned in the schedule are based on the information given to the insurer in the application for effecting the insurance. The provisions of the Insurance Contract Law, 5741-1981 will apply to a non-compliance with the obligation to disclose a material matter.

Description of the cover	Sum insured	Rate of premium	Annual premium

** All risks in US dollars **

The cover is in accordance with the terms and conditions of an all-risks insurance policy – industry – edition 01/09

The cover will apply in the State of Israel and in the occupied areas only, unless otherwise expressly stated in the policy or in the Schedule.

Chapter 1 – All-risks insurance

Name of insured

CaesarStone Sdot Yam Ltd. and/or CaesarStone Quartz Surfaces Ltd. and/or Sdot Yam.

The insured premises

The premises of the plant at Kibbutz Sdot Yam

Bar-Lev Industrial Zone

The insured’s business

Production, import, export, marketing, installation at the customer’s site of CaesarStone, marble slabs, etc.

1

			Rate of	Annual
Description of the cover		Sum insured	premium	premium
Part A – loss or damage to property
The property insured
Immovable properties		20,000,000	1.0670	21,340.00
Infrastructure expenses		1,000,000	1.0670	1,067.00
Inventories		25,000,000	1.0670	26,675.00
Other assets		86,000,000	1.0670	91,762.00
	Total sum insured for Part A	132,000,000

General extensions		Sum insured included above
Reinstatement value	In force
Property off the premises	Up to an amount not exceeding	500,000
Additions to the insured property	Up to an amount not exceeding	500,000
Risk of the insured property	Up to an amount not exceeding	25,000
Assessment clause	In respect of damage not exceeding	50,000
Special expenses	Up to an amount not exceeding	30,000
Agreed limits of liability
Expenses for removal of demolition debris	Up to an amount not exceeding	250,000
Expenses for reconstruction of documents	Up to an amount not exceeding	25,000
Architects’ expenses	Up to an amount not exceeding	250,000
Loss of contents of tanks	Up to an amount not exceeding	50,000
Special extensions for Part A
Burglary and robbery	Up to an amount not exceeding	200,000		1,000.00
DIC		1,000,000
	Total insurance fees before discount			141,844.00
Insured’s deductibles
Deductible — $10,000 except earthquake and other natural damage			30.00%	-42,553.20
Earthquake – as described in the policy form.
Other natural damage – 5% of the insurance compensation	minimum	$10,000
	maximum	$50,000
				-45,000.00
	Total Part A			54,290.80
Loss of profits – Part B
Gross annual profit		70,000,000	1.0670	74,690.00
Period of indemnity – 12 months
Costs of preparing claim		250,000	1.0670	267.00

2

		Rate of	Annual
Description of the cover	Sum insured	premium	premium
Insured’s deductible
The deductible for the loss of profits chapter will be:
Amount of compensation 200 hours, $200000, apart from earthquake and other natural damage as described in the policy.
* Discount			-25,000.00
Special conditions
Deductible in respect of natural damage in relation to consequential loss chapter will be 5% of the insurance compensation and not less than $50,000.
Total premium for consequential loss chapter			49,957.00
The cover under Chapter 1 will not apply to chapters or sub-paragraphs mentioned in the Schedule, for which no cover was bought
Natural damage insurance (excluding earthquake) – Chapter A and B
Total sum insured Part A 132,000,000	Included above
Total sum insured Part B 70,250,000	Included above
Total insurance fees in respect of natural damage
Earthquake insurance (Part A and Part B)
It is hereby declared and agreed that earthquake cover, if purchased, is limited to the area of the State of Israel only, unless otherwise expressly stated in the Schedule
Total sum insured part A 132,000,000		.60%	79,200.00
Total sum insured part B 70,250,000		.60%	42,150.00

Total insurance fees in respect of earthquake			121,350,00
Total insurance fees per annum Chapter 1 (Parts A + B)			225,597.55

Discount			-51,601.00
Special Discount

Special conditions for Policy No. 9241204110

Obligation for giving prior notice to the beneficiary

In every case in which this policy is subject to the giving of advance notice to any beneficiary (bank, etc....) this policy will be deemed to be void only from the end of the advance notice period specified in the Schedule and/or in any endorsement to the policy.

3

Description of the cover	Sum insured	Rate of premium	Annual premium
Chapter 2 – Terrorism risk insurance (over and above Property Tax)
Unless otherwise expressly stated in this chapter, if purchased, limited to properties located within the borders of the State of Israel on June 6, 1967 (the Green Line)
Part A – Loss or damage to property
Sum insured	132000,000	.35%	46,200.00
Insured’s deductible 25000 in every insurance event
Part B – Loss of profits
The insurance basis	70,250,000	.35%	24,587.50
Deductible first 5 working days after occurrence of the insurance event.
It is hereby agreed and declared that the cover is restricted to limits of liability that shall not exceed a sum of $20,000,000 for one event and in total for the entire insurance period
Total insurance fees per annum (Parts A + B)			70,787.50

The cover under Chapter 2 will not apply to chapters or sub-paragraphs mentioned in the Schedule, for which cover was not purchased
Chapter 3 – Insurance of Property in Transit
Property in transit Limits of liability		80,000	575.00
The cover under the policy includes transportation by others.
Insured’s deductible for Chapter 3 $750 for each insurance event

Total for Chapter 3:			575.00

If the insured cargo is a product and/or receptacle made of glass, porcelain, marble or ceramics, the insured shall, in every insurance event as aforesaid, bear double the amount of the insurance’s deductible specified in the Schedule.

The cover under Chapter 3 will not apply to chapters or sub-paragraphs mentioned in the Schedule for which cover was not purchased.

4

Description of the cover	Sum insured	Rate of premium	Annual premium
Chapter 4 – Electronic Hardware Insurance
Chapter 4: Electronic hardware not in force
Special extension
Chapter 5 – Insurance of Cash in Safe and in Transit

The moneys insured: cash in bank notes and in coins, checks, credit vouchers, bills, postal orders, postage stamps, account and revenue stamps, purchase vouchers, securities, shares and negotiable instruments of any type in the ownership of the insured and/or for which the insured is liable on the occurrence of the insurance event.

Money in safe and in transit	200,000
Cash:
Theft:
Total premium for money in safe and in transit	200,000	1.00%	2,000.00
Insured’s deductible
It is hereby agreed and declared that the deductible for this chapter is 1,500 dollars for each insurance event.
Special conditions for Chapter 5
1. It is hereby agreed and declared that the cover granted pursuant to this policy is on the basis of first damage which is not subject to conditions of under-insurance.

2. It is hereby agreed and declared that liability is for each safe separately, according to limits of liability as selected by the insured and under all circumstances the maximum limited liability in a safe and/or in transit for cash and/or checks shall not exceed $100,000.

3. It is hereby agreed and declared that Members who deposit personal money in the safe of the Kibbutz are obliged to give details and to present the contents of the envelope to the person responsible for insurance / person responsible for the safe, coupled with the maintaining of suitable records.

4. Areas of transit = transit from one place to another in the ordinary course of business in the area of the State of Israel and the occupied areas. The abovementioned transit requires to be made only from the hour of 05:00 until 22:00 by the insured or a person employed in the insured’s business and was sent by the insured for transfer of the money – whose age shall not be less than 17 years.

Total for Chapter 5			2,000.00
The cover under Chapter 5 will not apply to chapters or sub-paragraphs mentioned in the Schedule for which cover was not purchased.

1

Description of the cover	Sum insured	Rate of premium	Annual premium
Chapter 6 – Mechanical Breakdown Insurance

Chapter 6: Mechanical breakdown	Not in force

Total insurance fees for all chapters of the policy:		247359.05

Description of the cover	Sum insured	Rate of premium	Annual premium
Classification differences in terrorism chapter			-10,112.00
One-time discount
Total annual premium			237,247.30
for a period of 548 days			356,196.00

Bituach Haklai

Central Cooperative Society Ltd.

Date of printing: May 25, 2010 (repeat printing on May 25, 2010)

Month of Bordeaux: 05/2010                     Keyed in by: 00291 confirmed by: 291

Copy for insured

Name of agent: Yishirim

2

BITUACH HAKLAI

CENTRAL COOPERATIVE SOCIETY LTD.
941204 CaesarStone and/or Marble	Copy for insured

SCHEDULE CONSTITUTING AN INTEGRAL PART OF THIRD PARTY LIABILITY

INSURANCE POLICY – BUSINESS / INSTITUTIONAL

		US dollar
Branch: 612 Policy: 92412041/10 Endorsements: 0	Net premium	2,574.85
	Registration fees	.00
Name of insured:	Policy fees	.00
CaesarStone Sdot Yam Ltd. and/or CaesarStone Quartz Surfaces Ltd. and/or Sdot Yam:	Levies	.00
Address: D.N. Menashe 38805		.00
Kibbutz Sdot Yam Postal Code: 38805
Insuranceperiod: from April 1, 2010 at: 00:01
until September 30, 2011 at: 24:00

I.D. /Priv. Co.:	Total for payment	2,574.85

For the policy owner’s attention:

The details mentioned in the schedule are based on the information given to the insurer in the application for effecting the insurance. The provisions of the Insurance Contract Law, 5741-1981 will apply to a non-compliance with the obligation to disclose a material matter.

Description of the cover	Sum insured	Rate of premium	Annual premium

** All risks in US dollars **

The cover is in accordance with the terms and conditions of a third party liability insurance policy – business / institutional – edition 01/09

The cover will apply in the State of Israel and in the occupied areas only, unless otherwise expressly stated in the policy or in the Schedule.

Name of insured

CaesarStone Sdot Yam Ltd. and/or CaesarStone Quartz Surfaces Ltd. and/or Sdot Yam.

Business of the insured

This policy covers the insured in its capacity as a business trading in the area of the State, in the fields of activity mentioned below, including related activities and services of any sort:

Business: Production, import, export, marketing and installation at customer’s site of CaesarStone products, marble products, paving, etc.

-	Other commercial activities

It is hereby agreed and declared that the insurance under this policy is extended to cover the insured’s lawful liability to a third party in respect of:

Description of the cover	Sum insured	Rate of premium	Annual premium
1. The branch of the plant which is located in the Bar-Lev Industrial Zone			525.00

Insurer’s limits of liability

a) In respect of one occurrence of damage		$10,000,000 .-
b) Total compensation during the insurance period		$10,000,000 .-

Insured’s excess

The insured will bear an amount equivalent to the first $2,500 in respect of any damage insured, where this amount is converted into shekels on the date of payment of the claim.

	Total annual premium		1,715.00
	for a period of 548 days		2,574.85

Bituach Haklai Central Cooperative Society Ltd.

Date of printing: May 6, 2010 Month of Bordeaux: 05/2010	Keyed in by: 00507 confirmed by: 507
Copy for insured		Name of agent: Yishirim

2

APPENDIX D

Description	Date of initial operation	Opening balance cost 0 Opening balance 2010 in shekels	Additions this year 0 01.10-12.10 in shekels	Total cost 0 T4+T6-T7	Total project
Construction of marketing and sales office — 2nd floor	Dec.1, 2008	3,777,184	0	3,777,184	Total 1
Change of head office operations offices (Noam)	Dec.1, 2008	173,302	0	173,302	Total 2
Construction of Concetto changerooms and washrooms	Dec.1, 2008	63,624	0	63,624	Total 3
Construction of auxiliary materials and paints storeroom	Dec.1, 2008	165,437	0	165,437	Total 5
Change of R&D offices	Dec.1, 2008	324,996	0	324,996	Total 6
Drainage project	Dec.1, 2008	429,697	0	429,697	Total 7
Change of roof — raising height for silos	Dec.15, 2008	965,290	0	965,290	Total 8
Alteration of laboratory + sorting rooms and quality assurance	Nov.11, 2008	262,119	0	262,119	Total 9
Adapting east area for storage of finished products	Sep. 30, 2007	2,479,983	0	2,479,983	Total 10
Enlargement of samples plant + washrooms and change rooms + offices	Mar. 1, 2008	2,304,645	49,819	2,354,464	Total 12
Management office building + laboratory 2004-5	Apr. 1, 2004	5,003,736	0	5,003,736	Total 21
Construction of offices (accounts department of Kibbutz) and raw materials storeroom	Nov. 1, 2009	n	0	#VALUE!	Total 22
				0
		17,502,674	49,819	17,552,493	Grand total

Asphalting of eastern surface 2010	Oct. 1, 2010		322,000	322,000
Improvements and renovations to buildings 2010	Jan.-Oct., 2010	113,380	134,853	248,233

Overall total		17,616,054	506,672	18,122,726